Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated June 26, 2020 relating to the balance sheet of dMY Technology Group, Inc. II as of June 24, 2020 and the related statement of operations, changes in stockholder’s equity and cash flows for the period from June 18, 2020 (inception) through June 24, 2020, appearing in the financial statements, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the registration statement.

/s/ WithumSmith+Brown, PC

New York, New York

June 26, 2020